Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Announces $30 Million Class B Share Repurchase Program

SAN JUAN, Puerto Rico, August 8, 2017 – Triple-S Management Corporation (NYSE: GTS), a leading managed care company in Puerto Rico, today announced that its Board of Directors has authorized a $30 million common stock repurchase program. It will be conducted, using available cash, through open-market purchases of Class B shares only, in accordance with Rules 10b-18 and 10b5-1 under the Securities Exchange Act of 1934, as amended. The timing and extent of any purchases under the program will depend on market conditions, the trading price of our shares, and other considerations, and the program may be suspended or terminated at any time.

Roberto García-Rodríguez, President and Chief Executive Officer of Triple-S Management said, "We are beginning to see meaningful results from our strategic transformation program and premium trends within our Medicare and Medicaid businesses are poised to improve in 2018. Since our stock trades at a significant discount to tangible book value, repurchasing shares at current levels continues to represent a prudent use of our capital and will be accretive to earnings in the future."

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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